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[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------
1.  Name and Address of Reporting Person*

Rayat,                       Harmel                                Singh
--------------------------------------------------------------------------------
(Last)                      (First)                             (Middle)

216-1628 West 1st Avenue
--------------------------------------------------------------------------------
                                    (Street)

Vancouver,        British       Columbia       V6J       1G1          Canada
------------------------------------------------------------- ------------------
    (City)                (State)                 (Zip)


2.      Issuer Name and Ticker or Trading Symbol      WhatsOnline.com, Inc.
                                                      ---------------------

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year       December 1999
                                       -------------

5.      If Amendment, Date of Original (Month/Year)
                                                     -------------------------

6.      Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [X] Director    [ ] 10% Owner   [X] Officer     [ ] Other
                                            Chairman of the Board

7.      Individual or Joint/Group Filing (Check applicable line)

        ______ Form Filed by One Reporting Person

        ______ Form Filed by More than One Reporting Person

--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------- ------------------


                                                                                               Amount of
                                                                                               Securities
                                                                                               Beneficially            Ownership
                                                                      Securities               owned at the end        Form:
Title of                        Transaction     Transaction           Acquired (A) or          of the Issuer's         Direct (D) or
Security                        Date            Code        Amount    Disposed of (D)  Price   Fiscal Year             Indirect (I)
--------                        ----            ----        ------    ----------       -----   -----------             ------------
Common Stock Par Value $0.00001 4/16/96         P           8,000,000  A               $0      8,000,000                D

Stock Options                   12/16/99        A             300,000  A               $0        300,000                D


* If the form is filed by more than one reporting person, see Instruction 4(b)(v). SEC 2270 (7-96)

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  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                Conversion or
                Exercise
Title of        Price of                                        Number of Derivative
Derivative      Derivative      Transaction     Transaction     Securities Acquired
Security        Secuirty        Date            Code            (A) or Disposed of
--------        --------        ----            ----            ------------------
None


Explanation of Responses:


                                /s/ Harmel S. Rayat            February 11, 2000
                                -------------------            -----------------
                                ** Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.